Exhibit 10.18

                            CO-PUBLISHHING AGREEMENT


     THIS AGREEMENT made this 10th day of June, 2002, by and between 2221 MUSIC (ASCAP Publisher), located at 2221 Springs Landing Blvd., Longwood, Florida 327779 (hereinafter referred to as "Company") and Roynart Music, located at 488 Crossfield Rd., King of Prussia, PA 19496 (hereinafter referred to as "Participant")


 WITNESSETH:

     WHEREAS, it is the intention of Company and Participant that they shall jointly own, in equal shares, the musical Compositions (hereinafter collectively referred to as the "Compositions") listed or described below, so that fifty percent (50%) of the entire worldwide right, title and interest, including the copyright, the right to copyright and the renewal right, in and to the Compositions shall be owned by Company and fifty percent (50%) thereof shall be owned by Participant:

     WHEREAS, the Compositions have been or shall be registered for copyright in the names of Company and Participant in the Copyright Office of the United States of America;

     NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged by each party hereto, it is agreed as follows:

     1. Company and Participant shall jointly own the Compositions, in equal shares, including all of the worldwide right, title and interest, including the copyrights, the right to copyright and the renewal rights, therein and thereto.

     2. The Compositions shall be registered for copyright by Company in the names of Company and Participant in the office of the Register of Copyrights of the United States of America and Company shall take all reasonable measures to protect the copyright in the Compositions in those territories which are signatories to the Universal Copyright Convention. If the Compositions have heretofore been registered for copyright in the name of Participant, Participant shall simultaneously herewith deliver to Company an assignment of a one-half (1/2) interest therein, in a form acceptable to Company.

     3. Company shall have the sole and exclusive right to administer and exploit the Compositions, to print, publish, sell, use arid license the use of the Compositions throughout the world, and to execute in its own name any and all licenses and agreements affecting or respecting the Compositions, including but not limited to licenses for mechanical reproduction, public performance, synchronization uses, subpublication, merchandising, and advertising and to assign or license such rights to others. This statement of exclusive rights is only in clarification and amplification of the rights of Company hereunder and not in limitation thereof.


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     4. Company shall be entitled to receive and collect and shall receive and collect all gross receipts derived from the Compositions. "Gross receipts," as used herein, shall mean any and all revenue, income and sums derived from the Compositions from any and all sources whatsoever.

     5. Company shall pay to Participant fifty percent (50%) of the net income actually received and derived by Company from the Compositions, "Net income," as used herein, shall mean the gross receipts derived by Company from the Compositions. less the following:

     (a) A sum equal to ten percent (10%) of the Gross Receipts as an administration charge for overhead.

     (b) Royalties and other sums which are paid by Company to the composers and writers of the Compositions pursuant to the provisions of the Songwriter's Agreement between Participant and such composers and writers (a copy of which is attached hereto as Addendum "A") or which, at Company's election, are paid by Company to Participant, in trust, for payment over by Participant to such composers and writers Pursuant to the provisions of said Songwriter's Agreements;

     (c) Collection or other fees customarily and actually charged by or any other collection agent which may be used by Company;

     (d) Actual, out-of-pocket administrative and exploitation expenses of Company with respect to the Compositions for registration fees, advertising and promotion expenses directly related to the Compositions, the costs of transcribing for lead sheets, and the costs of producing demonstration records;

     (e) Attorneys' fees and court costs directly related to the defuse of claims respecting the Compositions, if any, actually paid by Company;

     (f) The costs of printing, engraving, arranging and editing printed editions of the Compositions incurred by Company.

     6. The performing rights in the Compositions, to the extent permitted by law, shall be assigned to and licensed by The American Society of Composers, Authors and Publishers (ASCAP). ASCAP shall be and hereby is authorized to collect and receive all monies earned from the public performance of the Compositions and to pay directly to Company one hundred percent (100%) of the amount allocated by ASCAP as the publisher's share of public performance fees.

     7. Mechanical royalties for the Compositions for the United States and Canada shall be collectible by or any other collection agent which may be designated by Company, provided however, that Company shall, in the case of any record company affiliated with Company, issue the mechanical licenses directly to said record company at the then current statutory rate and collect mechanical royalties directly therefrom in which case there shall be no collection fee as referred to in paragraph 5(c).

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     8. Statements as to monies payable hereunder shall be sent by Company to
Participant semiannually within ninety (90) days after the end of each semiannual calendar period. Statements shall be accompanied by appropriate payments. Participant shall be deemed to have consented to all royalty statements and other accounts rendered by Company to Participant, and said statements and other accounts shall be biding upon Participant and not subject to any objection for any reason, unless specific objection in writing, setting forth the basis thereof, is given by Participant to Company within six (6) month from the date rendered. Participant or a certified public accountant in his behalf may, at reasonable intervals, examine the books of Company pertaining to the Compositions during Company's usual business hours and upon reasonable notice. Said books relating to activities and receipts during any accounting period may only be examined as aforesaid during the six (6) month period following service by Company of the statement for said accounting period only during Company's normal business hours and upon ten (10) days written notice.

     9. Each party hereto shall give the other the equal benefits of any warranties or representations which it obtained or shall obtain under any agreements affecting the Compositions.

     10. Company shall have the sole right to prosecute, defend, settle and compromise all suits, claims, and actions respecting the Compositions, and generally to do and perform all things necessary concerning the same and the copyrights therein, to prevent and restrain the infringement of copyrights or other rights with respect to the Compositions. In the event of the recovery by Company of any monies as a result of a judgment or settlement, such monies, less an amount equal to the expense of obtaining said monies, including counsel fees, shall be deemed additional gross receipts hereunder. Participant shall have the right to provide counsel for himself, but at his own expense, to assist in any such manner. Company will not settle any claim respecting the Compositions without Participant's consent, which consent shall not be unreasonably withheld.

     11. The rights of the parties hereto in and to the Compositions shall extend for the term of the copyright of the Compositions and of any derivative copyrights therein in the United states of America and throughout the rest of the world and for the terms of any renewals or extensions thereof in the United States of America and throughout the rest of the world.

     12. This Agreement sets forth the entire understanding between the parties, and cannot be changed, modified or canceled except by written instrument. This Agreement shall be governed by and construed under the laws of the state of Florida applicable to agreements wholly performed therein. All actions or proceedings seeking the interpretation and/or enforcement of this Agreement shall be brought only in the State or Federal Courts located in Orange County, Florida, all parties hereby submitting themselves to the jurisdiction of such courts for such purpose,

     13. Participant hereby warrants and represents that he has the right to enter into this Agreement and to grant to Company all of the rights granted herein, and that the exercise by Company of any and all of the rights granted


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to Company in this Agreement will not violate or infringe upon any common law or statutory rights of any person, firm or corporation, including, without limitation, contractual rights, copyrights and rights of privacy. The rights granted herein are free and clear of any claims, demands, liens or encumbrances. Participant agrees to and does hereby indemnify, save and hold Company, its assigns, licensees, and its and their directors, officers, shareholders, agents and employees harmless from any and all liabilities, claims, demands, loss and damage (including attorneys' fees and court costs) arising out of or connected with any claim by a third party which is inconsistent with any of the warranties, representations, covenants, or agreements made by Participant herein and Participant agrees to reimburse Company, on demand, for any payment made by Company at any time after the date hereof with respect to any liability or claim to which the foregoing indemnity applies. Pending the determination of any such claim, Company may withhold payment of royalties or other monies hereunder, provided that all amounts so withheld are reasonably related to the amount of said claim and the estimated attorneys' fees in connection therewith, and provided further that Participant shall have the right to post a bond in an amount reasonably satisfactory to Company by a bonding company reasonably satisfactory to Company, in which events Company shall not withhold payments as aforesaid.

     14. All notices, statements or other documents which either party shall be required or shall desire to give to the other hereunder must be in writing and shall be given by the parties hereto only in one of the following ways: (1) by personal delivery; or (2) by addressing them as indicated below, and by depositing them postage prepaid, in the United States mail, airmail if the address is outside of the state in which such notice is deposited; or (3) by delivering them toll prepaid to a courier service such as FedEx, UPS, or DHL. If so delivered, each such notice, statement or other document shall, except as herein expressly provided, be conclusively deemed to have been given when personally delivered or on the date of delivery to the courier service such as FedEx, UPS, or DHL or 24 hours after the date of mailing, as the case may be. The addresses of the parties shall be those of which the other party actually receives written notice and until further notice are:

       "Company"                                       "Participant"
       2221 Music                                      Roynart Music
       2221 Springs Landing Blvd.                      488 Crossfield Rd.
       Longwood, Florida 32779                         King of Prussia, PA
       19406

A copy of all notices to Company shall be sent to: 2221 Music, 2221 Springs landing Blvd. Longwood, Florida 32779. A copy of all notices to Participant shall be sent to: Roynart Music 488 Crossfield Rd., King of Prussia, PA 19406.

     15. This Agreement shall not be deemed to give any right or remedy to any third party whatsoever unless said right or remedy is specifically granted to such third party by the terms hereof.

     16. The parties hereto shall execute any farther documents including, without limitation, assignments of copyrights, and do all acts necessary to fully effectuate the terms and provisions of this Agreement.


     17. Company may enter into subpublishing agreements with, or assign, or license any of its rights hereunder to, one or more other person, firms, or corporations for any one or more countries in the world. In the event Company enters into a subpublishing or administration agreement for any country in the world with a company affiliated with or otherwise related to Company, such agreement shall be deemed to have been made with an independent third party provided, that no foreign subpublishing agreement respecting the Compositions shall be on terms less favorable to Company than what is commonly referred to in the music publishing industry and a 75/25/10 division of royalties and a 50/50/10 division with respect to so-called foreign cover records. Participant acknowledges that Company has the right to administer and publish Compositions other than the Compositions,

            IN WITNESS WHEREOF, the parties have executed this Agreement the day and year above set forth.


 By: Roynart Music (BMI)                             2221 Music (ASCAP)



 Artie Singer, Owner
 DiFrancesco, Owner


 /s/  Roy Straigis, Owner
--------------------------------
      Roy Straigis


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